     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1996

                                                       REGISTRATION NO. 333-4461
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         VENTANA MEDICAL SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                              3841                             94-2976937
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                        3865 NORTH BUSINESS CENTER DRIVE
                             TUCSON, ARIZONA 85705
                                 (520) 887-2155
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                R. JAMES DANEHY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         VENTANA MEDICAL SYSTEMS, INC.
                        3865 NORTH BUSINESS CENTER DRIVE
                             TUCSON, ARIZONA 85705
                                 (520) 887-2155
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                BARRY E. TAYLOR, ESQ.                                 GARY L. SELLERS, ESQ.
            CHRISTOPHER D. MITCHELL, ESQ.                           SIMPSON THACHER & BARTLETT
               TREVOR J. CHAPLICK, ESQ.                                425 LEXINGTON AVENUE
           WILSON SONSINI GOODRICH & ROSATI                       NEW YORK, NEW YORK 10017-3954
               PROFESSIONAL CORPORATION                                   (212) 455-2000
                  650 PAGE MILL ROAD
           PALO ALTO, CALIFORNIA 94304-1050
                    (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------------------------------
                                                                          PROPOSED
                                                         PROPOSED         MAXIMUM
                                                         MAXIMUM         AGGREGATE        AMOUNT OF
      TITLE OF EACH CLASS OF           AMOUNT TO      OFFERING PRICE      OFFERING       REGISTRATION
    SECURITIES TO BE REGISTERED     BE REGISTERED(1)   PER SHARE(2)       PRICE(2)          FEE(3)
- -------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value.....    2,357,500          $10.00        $23,575,000         $8,130
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------

(1) Includes 307,500 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3) Entire amount previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         VENTANA MEDICAL SYSTEMS, INC.

                             CROSS-REFERENCE SHEET
         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

          ITEM NUMBER AND HEADING IN FORM S-1
                REGISTRATION STATEMENT                     LOCATION OF CAPTION IN PROSPECTUS
- -------------------------------------------------------  -------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus...........  Forepart of Registration Statement;
                                                         Outside Front Cover Page; Additional
                                                         Information
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus.......................................  Inside Front Cover Page; Outside Back
                                                         Cover Page
  3.  Summary Information, Risk Factors and Ratio of
      Earnings to Fixed Charges........................  Prospectus Summary; The Company; Risk
                                                         Factors
  4.  Use of Proceeds..................................  Use of Proceeds
  5.  Determination of Offering Price..................  Outside Front Cover Page;
                                                         Underwriting
  6.  Dilution.........................................  Dilution; Risk Factors
  7.  Selling Security Holders.........................  Principal and Selling Stockholders
  8.  Plan of Distribution.............................  Outside and Inside Front Cover Pages;
                                                         Underwriting; Outside Back Cover Page
  9.  Description of Securities to be Registered.......  Prospectus Summary; Dividend Policy;
                                                         Capitalization; Description of
                                                         Capital Stock; Shares Eligible for
                                                         Future Sale
 10.  Interests of Named Experts and Counsel...........  Legal Matters
 11.  Information with Respect to the Registrant.......  Outside and Inside Front Cover Pages;
                                                         Prospectus Summary; Risk Factors; Use
                                                         of Proceeds; Dividend Policy;
                                                         Capitalization; Dilution; Selected
                                                         Consolidated Financial and Operating
                                                         Data; Management's Discussion and
                                                         Analysis of Financial Condition and
                                                         Results of Operations; Business;
                                                         Management; Certain Transactions;
                                                         Principal Stockholders; Description
                                                         of Capital Stock; Shares Eligible for
                                                         Future Sale; Financial Statements;
                                                         Outside Back Cover Page
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities...  Not Applicable

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

        SEC registration fee..............................................  $ 19,035
        NASD filing fee...................................................     6,020
        Nasdaq National Market listing fee................................    40,000
        Printing and engraving costs......................................   150,000
        Legal fees and expenses...........................................   300,000
        Accounting fees and expenses......................................   200,000
        Blue Sky fees and expenses........................................    20,000
        Transfer Agent and Registrar fees.................................     5,000
        Directors and officers insurance coverage premiums................   150,000
        Miscellaneous expenses............................................    34,945
                                                                            --------
                  Total...................................................  $925,000
                                                                            ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 10 of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors, employees and agents of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding the indemnified party had no reason to believe his conduct was unlawful.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     The Registrant will enter into indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1993, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities (all of which are presented without giving effect to the reverse stock split to be effected prior to the closing of the Offering):

          (1) From inception of the Company, the Registrant issued and sold 807,585 shares of Common Stock to employees, directors and consultants at prices ranging from $.09 to $.35, upon exercise of incentive stock options under the Registrant's 1988 Stock Option Plan, or as stock purchases in connection with their employment with or services to the Company.

          (2) From inception of the Company, the Registrant issued and sold 222,989 shares of preferred stock to employees at prices ranging from $.90 to $2.15 per share pursuant to the 1991 Employee Stock Purchase Plan in connection with their employment with the Company.

          (3) From March 25, 1993 to January 23, 1995, Registrant issued 4,747,119 shares of Series D Preferred Stock at a price of $2.15 per share and 124,270 warrants for the purchase of Series D Preferred Stock with an exercise price of $2.15 per share to a total of 38 investors.

          (4) In October 1994, Registrant issued to R. James Danehy, President, Chief Executive Officer and a director of the Company a stock option covering 800,000 shares of Common Stock at an exercise price of $0.31 per share. 219,891 shares subject to such option which had vested were cancelled by the Company in November 1995, and the Company allowed Mr. Danehy to purchase 219,891 shares of Common Stock at a purchase price of $0.31 per share through his self-directed IRA.

          (5) In August 1994 the Company provided to Mr. Danehy the opportunity to purchase $200,000 of Series D Preferred Stock at $2.15 per share and an additional share of Common Stock at $0.84 per share for each two shares of Series D Preferred Stock purchased. Pursuant to his right, Mr. Danehy purchased 93,023 shares of Series D Preferred Stock and 46,512 shares of Common Stock at $0.31 per share in January 1996.

          (6) In February 1996, the Company issued approximately $12 million in Exchange Notes in exchange for notes held by 199 holders of BioTek notes as consideration for the acquisition of BioTek Solutions, Inc. Such Exchange Notes were convertible into Common Stock at a conversion price of $5.00 per share. Between February 26, 1996 and May 14, 1996 the Company issued approximately $5.1 million of convertible subordinated debt together with warrants to purchase 2,378,898 shares of Series D Preferred Stock at an exercise price of $2.15 per share to 68 investors (i.e., certain current stockholders and officers and directors of the Company).

          (7) In January 1996, the Company issued 69,767 shares of Series D Preferred Stock to Bear, Stearns & Co. Inc. as partial consideration for services rendered in connection with the acquisition of BioTek.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

        EXHIBIT
        NUMBER                                      DESCRIPTION
      -----------    -------------------------------------------------------------------------
       1.1*          Form of Underwriting Agreement.

       3.1(i)(a)*    Restated Certificate of Incorporation, as amended.
       3.1(i)(b)*    Form of Restated Certificate of Incorporation to be filed after the closing of the offering made under this Registration Statement.
       3.1(ii)(a)*   Bylaws.
       3.1(ii)(b)*   Form of Bylaws to be effective on or about the closing of the Offering made under this Registration Statement.
       4.1*          Specimen Common Stock Certificate.
       5.1*          Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
      10.1(a)+*      DAKO Distribution Agreement dated September 27, 1994.
      10.1(b)+*      First Amendment to DAKO Distribution Agreement dated March 24, 1995.
      10.1(c)+*      Further amendments to First Amendment to DAKO Distribution Agreement dated March 24, 1995.
      10.2(a)*       Kollsman Secured Promissory Note dated December 4, 1994.

        EXHIBIT
        NUMBER                                      DESCRIPTION
      -----------    -------------------------------------------------------------------------
      10.2(b)*       Development Secured Promissory Note dated March 24, 1995.
      10.3+*         Curtin Matheson Scientific, Inc. Distribution Agreement dated January 18,
                     1993.
      10.4(a)*       Restricted Stock Purchase Agreement with Jack W. Schuler dated April 19,
                     1996 -- Tranche 1.
      10.4(b)*       Restricted Stock Purchase Agreement with Jack W. Schuler dated April 19,
                     1996 -- Tranche 2.
      10.4(c)*       Restricted Stock Purchase Agreement with Jack W. Schuler dated April 19,
                     1996 -- Tranche 3.
      10.5(a)*       Restricted Stock Purchase Agreement with John Patience dated April 19,
                     1996 -- Tranche 1.
      10.5(b)*       Restricted Stock Purchase Agreement with John Patience dated April 19,
                     1996 -- Tranche 2.
      10.6*          Form of Indemnification Agreement for directors and officers.
      10.7(a)*       1988 Stock Option Plan and forms of agreements thereunder.
      10.7(b)*       1996 Stock Option Plan and forms of agreements thereunder.
      10.8(a)*       1991 Employee Stock Purchase Plan.
      10.8(b)*       1996 Employee Stock Purchase Plan.
      10.8(c)*       1996 Directors Option Plan.
      10.9*          Questier Employment Agreement dated October 20, 1995.
      10.10*         Restated Investors Rights Agreement dated February 20, 1996.
      10.11*         Sublease of Premises between the Registrant and Jerry R. Jones &
                     Associates, Inc., dated February 29, 1996, with attached Master Lease, dated October 26, 1988.
      10.12*         Master Lease Purchase Agreement between the Registrant and Copelco
                     Leasing Corporation dated April 13, 1994.
      10.13(a)*      Agreement and Plan of Reorganization dated January 19, 1996.
      10.13(b)*      Agreement and Plan of Merger dated February 26, 1996.
      10.13(c)*      Escrow Agreement dated February 26, 1996.
      10.14(a)*      Form of Stock Purchase Warrant to Purchase shares of Series D Preferred
                     Stock.
      10.14(b)*      Form of Preferred Stock Purchase Warrant.
      10.14(c)*      MBW and Marquette Warrants dated August 21, 1992.
      10.14(d)*      Schuler Warrant dated September 30, 1992.
      10.15(a)*      Form of Convertible Unsecured Promissory Note.
      10.15(b)*      Form of Convertible Unsecured Promissory Note.
      10.17+*        Novocastra Laboratories Ltd. Distribution Agreement dated August 19,
                     1992.
      10.18+*        LJL BioSystems, Inc. Techmate 250 Production Agreement dated May 1, 1996.
      10.19(a)*      Silicon Valley Bank Loan and Security Agreement dated February 20, 1995.
      10.19(b)*      Amendment to Silicon Valley Bank Loan and Security Agreement dated
                     March 28, 1996.
      11.1*          Statement regarding computation of Per Share Earnings.
      21.1*          Subsidiaries of the Registrant.
      23.1*          Consent of Ernst & Young LLP, Independent Auditors.
      23.2           Consent of Ernst & Young LLP, Independent Auditors.
      23.3           Consent of Arthur Andersen LLP, Independent Public Accountants .
      23.4*          Consent of Counsel (included in Exhibit 5.1).
      24.1*          Power of Attorney (see page II-5).
      27.1*          Financial Data Schedule.


- ---------------

* Previously Filed.

 + Confidential Treatment Requested.

     (b) FINANCIAL STATEMENT SCHEDULES

     No schedules have been filed herein because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on the 26th day of July, 1996.


                                          VENTANA MEDICAL SYSTEMS, INC.

                                          By:      /s/  R. JAMES DANEHY

                                            ------------------------------------
                                                 R. James Danehy, President
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                  TITLE                    DATE
- -----------------------------------------------  -------------------------------  --------------
             /s/  R. JAMES DANEHY                  President, Chief Executive     July 26, 1996
- -----------------------------------------------  Officer and Director (Principal
               (R. James Danehy)                       Executive Officer)
            /s/  R. MICHAEL RODGERS*                Vice President and Chief      July 26, 1996
- -----------------------------------------------   Financial Officer (Principal
             (R. Michael Rodgers)                   Financial and Accounting
                                                            Officer)
               /s/  REX J. BATES*                           Director              July 26, 1996
- -----------------------------------------------
                (Rex J. Bates)
             /s/  MICHAEL R. DANZI*                         Director              July 26, 1996
- -----------------------------------------------
              (Michael R. Danzi)
             /s/  EDWARD M. GILES*                          Director              July 26, 1996
- -----------------------------------------------
               (Edward M. Giles)
          /s/  THOMAS M. GROGAN, M.D.*                      Director              July 26, 1996
- -----------------------------------------------
           (Thomas M. Grogan, M.D.)
             /s/   JOHN PATIENCE*                           Director              July 26, 1996
- -----------------------------------------------
                (John Patience)

                   SIGNATURE                                  TITLE                    DATE
- -----------------------------------------------  -------------------------------  --------------
             /s/  JACK W. SCHULER*                          Director              July 26, 1996
- -----------------------------------------------
               (Jack W. Schuler)
         /s/  C. ANTHONY STELLAR, M.D.*                     Director              July 26, 1996
- -----------------------------------------------
          (C. Anthony Stellar, M.D.)
           /s/  JAMES M. STRICKLAND*                        Director              July 26, 1996
- -----------------------------------------------
             (James M. Strickland)
            /s/  JAMES R. WEERSING*                         Director              July 26, 1996
- -----------------------------------------------
              (James R. Weersing)
        *By:       /s/  R. JAMES DANEHY
- -----------------------------------------------
                (R. James Danehy)
                (Attorney in-fact)

                               INDEX TO EXHIBITS

         EXHIBIT
         NUMBER                                     DESCRIPTION
      -------------   ------------------------------------------------------------------------
       1.1*           Form of Underwriting Agreement.

       3.1(i)(a)*     Restated Certificate of Incorporation, as amended.
       3.1(i)(b)*     Form of Restated Certificate of Incorporation to be filed after the closing of the offering made under this Registration Statement.
       3.1(ii)(a)*    Bylaws.
       3.1(ii)(b)*    Form of Bylaws to be effective on or about the closing of the Offering made under this Registration Statement.
       4.1*           Specimen Common Stock Certificate.
       5.1*           Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
      10.1(a)+*       DAKO Distribution Agreement dated September 27, 1994.
      10.1(b)+*       First Amendment to DAKO Distribution Agreement dated March 24, 1995.
      10.1(c)+*       Further amendments to First Amendment to DAKO Distribution Agreement dated March 24, 1995.
      10.2(a)*        Kollsman Secured Promissory Note dated December 4, 1994.
      10.2(b)*        Development Secured Promissory Note dated March 24, 1995.
      10.3+*          Curtin Matheson Scientific, Inc. Distribution Agreement dated January
                      18, 1993.
      10.4(a)*        Restricted Stock Purchase Agreement with Jack W. Schuler dated April 19,
                      1996 -- Tranche 1.
      10.4(b)*        Restricted Stock Purchase Agreement with Jack W. Schuler dated April 19,
                      1996 -- Tranche 2.
      10.4(c)*        Restricted Stock Purchase Agreement with Jack W. Schuler dated April 19,
                      1996 -- Tranche 3.
      10.5(a)*        Restricted Stock Purchase Agreement with John Patience dated April 19,
                      1996 -- Tranche 1.
      10.5(b)*        Restricted Stock Purchase Agreement with John Patience dated April 19,
                      1996 -- Tranche 2.
      10.6*           Form of Indemnification Agreement for directors and officers.
      10.7(a)*        1988 Stock Option Plan and forms of agreements thereunder.
      10.7(b)*        1996 Stock Option Plan and forms of agreements thereunder.
      10.8(a)*        1991 Employee Stock Purchase Plan.
      10.8(b)*        1996 Employee Stock Purchase Plan.
      10.8(c)*        1996 Directors Option Plan.
      10.9*           Questier Employment Agreement dated October 20, 1995.
      10.10*          Restated Investors Rights Agreement dated February 20, 1996.
      10.11*          Sublease of Premises between the Registrant and Jerry R. Jones &
                      Associates, Inc., dated February 29, 1996, with attached Master Lease, dated October 26, 1988.
      10.12*          Master Lease Purchase Agreement between the Registrant and Copelco
                      Leasing Corporation dated April 13, 1994.
      10.13(a)*       Agreement and Plan of Reorganization dated January 19, 1996.
      10.13(b)*       Agreement and Plan of Merger dated February 26, 1996.
      10.13(c)*       Escrow Agreement dated February 26, 1996.
      10.14(a)*       Form of Stock Purchase Warrant to Purchase shares of Series D Preferred
                      Stock.
      10.14(b)*       Form of Preferred Stock Purchase Warrant.
      10.14(c)*       MBW and Marquette Warrants dated August 21, 1992.

         EXHIBIT
         NUMBER                                     DESCRIPTION
      -------------   ------------------------------------------------------------------------
      10.14(d)*       Schuler Warrant dated September 30, 1992.
      10.15(a)*       Form of Convertible Unsecured Promissory Note.
      10.15(b)*       Form of Convertible Unsecured Promissory Note.
      10.17+*         Novocastra Laboratories Ltd. Distribution Agreement dated August 19,
                      1992.
      10.18+*         LJL BioSystems, Inc. Techmate 250 Production Agreement dated May 1,
                      1996.
      10.19(a)*       Silicon Valley Bank Loan and Security Agreement dated February 20, 1995.
      10.19(b)*       Amendment to Silicon Valley Bank Loan and Security Agreement dated
                      March 28, 1996.
      11.1*           Statement regarding computation of Per Share Earnings.
      21.1*           Subsidiaries of the Registrant.
      23.1*           Consent of Ernst & Young LLP, Independent Auditors.
      23.2            Consent of Ernst & Young LLP, Independent Auditors.
      23.3            Consent of Arthur Andersen LLP, Independent Public Accountants.
      23.4*           Consent of Counsel (included in Exhibit 5.1).
      24.1*           Power of Attorney (see page II-5).
      27.1*           Financial Data Schedule.


- ---------------

* Previously Filed.

 + Confidential Treatment Requested.